BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Filed in the Office of	Business Number E12455162021-8
Barbara K. Cegavske (signature)	Filing Number 20211448502
Secretary of State State Of Nevada	Filed On 5/10/2021 1:31:00 PM
	Number of Pages 1

Certificate of Correction

NRS 78, 78A, 80, 81, 82, 84, 86, 87, 87A, 88, 88A, 89 and 92A

(Only one document may be corrected per certificate.)

TYPE OR PRINT - USE DARK INK ONLY - DO NOT HIGHLIGHT

INSTRUCTIONS:

1. Enter the current name as on file with the Nevada Secretary of State and enter the Entity or Nevada Business Identification Number (NVID).
2. Name of document with inaccuracy or defect.
3. Filing date of document with inaccuracy or defect.
4. Brief description of inaccuracy or defect.
5. Correction of inaccuracy or defect.
6. Must be signed by Authorized Signer. Form will be returned if unsigned.

1. Entity Information:	Name of entity as on file with the Nevada Secretary of State: CAREPAY, INC. Entity or Nevada Business Identification Number (NVID): E12455162021-8
2. Document:	Name of document with inaccuracy or defect: Certificate of Amendment
3. Filing Date:	Filing date of document which correction is being made: May 6, 2021
4. Description:	Description of inaccuracy or defect: Each forty (40) shares of the Corporation's common stock are hereby combined into one (1) share of common stock. Any fractional shares resulting from the aforesaid combination shall be redeemed in cash.
5. Correction:	Correction of inaccuracy or defect: Each forty (40) shares of the Corporation's outstanding common stock are hereby combined into one (1) share of common stock. Any fractional shares resulting from the aforesaid combination shall be redeemed in cash.
6. Signature: (Required)	X G. Venkat (signature) Signature 05/10/2021 Date

This form must be accompanied by appropriate fees.